Filed Pursuant to 424(b)(3)
                                                  Registration No. 33-85118



                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.

          Third Supplement to Prospectus dated December 30, 1994

                      ______________________________


     The five (5) warrants, dated February 10, 1992, to purchase an aggregate of 487,814 shares of Common Stock that are described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus were amended on February 7, 1997, to (i) reduce the exercise price thereof from $2.1475 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrants from February 10, 1997, to March 3, 1997. Such warrants were not otherwise amended. Pursuant to anti-dilution adjustments provided for in such warrants, the exercise price of such warrants was previously reduced from $3.02 per share of Common Stock to $2.1475 per share of Common Stock. On the date of such amendments, such warrants were held by Steve Gorlin (a director of the Company) ("Gorlin"), D. H. Blair Investment Banking Corporation, Productivity Fund II, L.P., Environmental Venture Fund, L.P. and Alfred C. Warrington, IV with respect to the number of shares of Common Stock listed in such description. Such amendments reduce by approximately $560,000 the amount of proceeds the Company would receive if all outstanding warrants held by all of the Selling Shareholders covering that portion of the shares of Common Stock included in the Prospectus were exercised. See "Use of Proceeds" in the Prospectus.

     On February 14, 1997, Gorlin assigned his interest (covering 206,701 shares of Common Stock) in the warrants referred to in the preceding paragraph to Donald B. Sallee ("Sallee"). Accordingly, Gorlin is no longer a Selling Shareholder, and Sallee is added as a Selling Shareholder. The table below supplements and amends the Selling Security Holders table set forth at pages 29 through 36 of the Prospectus (as supplemented and amended by the First Supplement to the Prospectus dated December 30, 1994, dated January 11, 1995, and the Second Supplement to the Prospectus dated
December 30, 1994, dated March 24, 1995) by adding Sallee as a Selling Shareholder. Gorlin is hereby deleted from such Selling Security Holders table. The number of shares of Common Stock and the number of Class B Warrants covered by the Prospectus remains unchanged. Except with respect to the addition of Sallee thereto and the deletion of Gorlin therefrom, and except as supplemented and amended by the First Supplement to the Prospectus dated December 30, 1994, dated January 11, 1995, and the Second Supplement to the Prospectus dated December 30, 1994, dated March 24, 1995, the Selling Security Holders table set forth at pages 29 through 36 of the Prospectus remains unchanged.

                                                                Percentage
                                                                    of
                                                                  Common
                                                      Common       Stock
                      Common                           Stock     Beneficially
                       Stock                        Beneficially    Owned
                    Beneficially  Common   Class B   Owned After    After
                       Owned       Stock   Warrants  Completion   Completion
                      Prior to     Being     Being       of          of
Selling Shareholder   Offering    Offered   Offered   Offering     Offering
___________________ _____________ _______   ________ ____________ ___________
Donald B. Sallee           0       206,701      -          0            0


February 17, 1997.